UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 29, 2010

Switch & Data Facilities Company, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33302	59-3641081
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1715 North Westshore Boulevard, Suite 650

Tampa, FL 33607

(813) 207-7700

(Address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On January 29, 2010, the stockholders of Switch & Data Facilities Company, Inc. (“Switch and Data”) approved the Agreement and Plan of Merger dated as of October 21, 2009 (the “Merger Agreement”), among Equinix, Inc. (“Equinix”), Switch and Data and Sundance Acquisition Corporation, a wholly-owned subsidiary of Equinix (“Merger Sub”), pursuant to which Switch and Data will merge with and into Merger Sub (the “Merger”).

As previously announced, Switch and Data stockholders may submit election forms to elect their Merger consideration until 5:00 p.m. Eastern time today, the election deadline. Switch and Data stockholders may revoke their elections at any time prior to 5:00 p.m. Eastern time on the date that is two business days preceding the closing date of the Merger by delivering to the exchange agent a written notice of revocation. Shares of Switch and Data common stock as to which an election has been revoked after the election deadline will be deemed non-electing shares, and no new election as to such shares may be made after the election deadline. Equinix intends to announce election results as of the election deadline shortly following the election deadline.

Completion of the Merger remains subject to the expiration or termination of the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the satisfaction or waiver of the other closing conditions specified in the Merger Agreement. Switch and Data will announce the expected closing date of the Merger by issuing a press release and filing that press release on Form 8-K with the Securities and Exchange Commission no later than five business days before the expected closing date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Switch & Data Facilities Company, Inc.

January 29, 2010	By:	/S/ GEORGE POLLOCK, JR.
George Pollock, Jr.
Senior Vice President and Chief Financial Officer